EXHIBIT 99.1

NEWS RELEASE

CONTACT:	Investor Relations
Irvine Sensors Corporation
714-444-8718
investorrelations@irvine-sensors.com

IRVINE SENSORS RECEIVES DELISTING NOTICE FROM NASDAQ
EFFECTIVE OPEN OF TRADING MONDAY, SEPTEMBER 13
OTC Bulletin Board Quotation Application Submitted by Market Maker

FOR IMMEDIATE RELEASE

COSTA MESA, CALIFORNIA — September 10, 2010 — Irvine Sensors Corporation (NASDAQ: IRSN) today announced that it has received a determination notice from the Nasdaq Hearings Panel (the “Panel”) stating that the Company’s shares will be delisted from The Nasdaq Stock Market, and trading of said shares will be suspended effective at the open of trading on September 13, 2010. The Panel had previously required the Company to evidence a closing bid price of $1.00 or more for a minimum of ten consecutive trading days on or before September 13, 2010 to maintain its Nasdaq listing, and the Company did not achieve compliance with this requirement.

The Company has been advised that a market maker has submitted an application to the OTC Bulletin Board (“OTC BB”) for quotation of the Company’s common stock. The Company cannot guarantee the timing or outcome of the OTC BB application, but it has been informed that processing of such applications is generally expeditious.

Irvine Sensors Corporation (www.irvine-sensors.com), headquartered in Costa Mesa, California, is a vision systems company engaged in the development and sale of miniaturized infrared and electro-optical cameras, image processors and stacked chip assemblies and sale of higher level systems incorporating such products. Irvine Sensors also conducts research and development related to high density electronics, miniaturized sensors, optical interconnection technology, high speed network security, image processing and low-power analog and mixed-signal integrated circuits for diverse systems applications.

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